Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 6, 2024, among:

RGC MIDSTREAM, LLC (“Borrower”),

ATLANTIC UNION BANK as a Lender (“Atlantic Union”), and ATLANTIC UNION BANK as Administrative Agent (“Agent”), and

joined by RGC RESOURCES, INC. (“Guarantor”).

Recitals

Agent, Borrower, Truist Bank as a Lender, Atlantic Union, and Guarantor previously executed a Credit Agreement dated as of December 29, 2015, as amended by First Amendment dated as of April 11, 2018, by Second Amendment dated as of February 19, 2019, by Third Amendment dated as of December 23, 2019, by Fourth Amendment dated as of June 30, 2022, and by Fifth Amendment dated as of July 28, 2023 (the “Credit Agreement”).

Truist Bank has assigned to Atlantic Union, and Atlantic Union has accepted and assumed, all the rights and obligations of Truist Bank as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant to it.

Agent, Borrower, Atlantic Union and Guarantor are the only parties to the Credit Agreement.

Borrower has requested, and Atlantic Union and Agent have agreed, to amend the Credit Agreement to increase the Aggregate Commitments and to extend the Maturity Date, as provided in this Amendment.

Guarantor joins this Amendment to acknowledge its terms and to confirm that its Guaranty applies to the Obligations under the Credit Agreement as amended by this Amendment.

In consideration of the mutual covenants and agreements in this Amendment, the parties covenant and agree as follows:

Section 1. Definitions. Capitalized terms used but not otherwise defined in this Amendment have the meanings given them in the Credit Agreement.

Section 2. Amendments to Credit Agreement.

(a)    The definitions of “Applicable Margin,” “Commitment” and “Maturity Date” in Section 1.01 of the Credit Agreement are amended to read as follows:

“Applicable Margin” means 2.00% per annum, subject to adjustment in accordance with the following: when Borrower has provided Agent evidence satisfactory to Agent that the pipeline of Mountain Valley Pipeline, LLC is operational the Applicable Margin will be 1.75% per annum until Borrower has provided Agent evidence satisfactory to Agent that the distributions from Mountain Valley Pipeline, LLC to Borrower have commenced, at which time the Applicable Margin will be 1.55% per annum, with the fact of the adjustment of the Applicable Margin and its effective date established by written notice from Agent to Borrower.

“Commitment” means, as to each Lender at any time, its obligation to make Committed Loans to Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed such Lender’s Applicable Percentage of $25,000,000.00.

“Maturity Date” means December 31, 2025, except that if such date is not a Business Day, the Maturity Date shall be the next Business Day.

(b)     Section 2.07 (b) of the Credit Agreement is amended to read as follows:

(b)         Agent’s Fees. Borrower shall pay to Agent for Agent’s own account, an annual fee in the amount of $20,000, commencing on March 6, 2025, and on each anniversary of that date. Such fee shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c)     Schedule 2.01 of the Credit Agreement is amended to read as follows:

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Atlantic Union Bank	$25,000,000.00	100.000000000%

Section 3. Representations and Warranties of Borrower.

As an inducement to Agent and Atlantic Union to execute this Amendment, Borrower incorporates into this Amendment, and restates to Agent and Atlantic Union as of the Effective Date of this Amendment, each of Borrower’s representations and warranties in Article V of the Credit Agreement, with the following changes:

For purposes of the representations and warranties in Section 5.05 of the Credit Agreement, “Audited Financial Statements” means the audited consolidated balance sheet of Guarantor and its Subsidiaries for the fiscal year ended September 30, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Guarantor and its Subsidiaries, including the notes thereto;

The representations and warranties in Section 5.05 (b) of the Credit Agreement are with respect to the unaudited balance sheets, statements of income or operations, shareholder’s equity and cash flows as of or for the period ending December 31, 2023;

The representation and warranty in Section 5.06 that there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof is with respect to the period since September 30, 2023;

The representation and warranty in Section 5.12 (c) (ii) that no Pension Plan had an Unfunded Pension Liability exceeding $6,000,000 and no post-retirement benefit Plan had an unfunded liability exceeding $6,000,000 is as of September 30, 2023; and

For purposes of the representations and warranties, “Loan Documents” means the Credit Agreement, each Note, the Guaranty and this Amendment.

Section 4. Effective Date.

This Amendment will become effective on the first date on which each of the following conditions is satisfied (the “Effective Date”):

(a) Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the date of this Amendment (or, in the case of certificates of governmental officials, a recent date before such date) and each in form and substance satisfactory to Agent and each of the Lenders:

(i)         executed counterparts of this Amendment, sufficient in number for distribution to Agent, each Lender and Borrower;

(ii)          a consolidated, amended and restated Note executed by Borrower in favor of Atlantic Union;

(iii)          such certificates of resolutions or other action, incumbency certificates and other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party;

(iv)          such documents and certifications as Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing (if such Loan Party is a corporation) and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)          a favorable opinion of counsel to the Loan Parties acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in form and substance satisfactory to Agent; and

(vi)          a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(b)         Borrower has paid to Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in the amount of $25,000. The commitment fee shall be due and payable, and deemed to be fully earned and nonrefundable, on the date of this Amendment.

(c)         Unless waived by Agent, Borrower has paid all reasonable fees, charges and disbursements of counsel to Agent (directly to such counsel if requested by Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

Section 5. Deposit Account. Promptly after commencement of distributions to Borrower regarding its joint venture for the Mountain Valley Pipeline, Borrower will establish and maintain with Agent a deposit account into which it will deposit the distributions and from which interest payments on the Loans may be made.

Section 6. Miscellaneous.

6.1 This Amendment amends the Credit Agreement and accords with Section 10.01 of the Credit Agreement. This Amendment is a part of the Credit Agreement and will (unless otherwise expressly indicated in this Amendment) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

6.2 Neither the execution by the Agent or Atlantic Union of this Amendment, nor any other act or omission by the Agent or Atlantic Union or their officers in connection with this Amendment, shall be deemed a waiver by the Agent or Atlantic Union of any defaults which may exist or which may occur in the future under the Credit Agreement or the other Loan Documents, or any future defaults of the same provision waived under this Amendment (collectively “Violations”). Similarly, nothing in this Amendment shall directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect the Agent’s or Atlantic Union’s right at any time to exercise any right, privilege or remedy in connection with the Loan Documents with respect to any Violations; (b) except as expressly stated in this Amendment, amend or alter any provision of the Credit Agreement, the other Loan Documents, or any other contract or instrument; or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Agent or Atlantic Union under the Credit Agreement, the other Loan Documents, or any other contract or instrument. Nothing in this Amendment shall be construed to be a consent by the Agent or Atlantic Union to any Violations.

6.3 As of the date of this Amendment, the aggregate principal outstanding under the Credit Agreement is $22,999,999.92, and a total of $2,000,000.08 is now available to borrow under the Credit Agreement.

6.4 Guarantor acknowledges the terms of this Amendment and reaffirms its obligations under the Guaranty. Guarantor acknowledges and agrees that the Guaranty remains in full force and effect, without defense, offset, or counterclaim, and that the Guaranty applies to the Obligations under the Credit Agreement as amended by this Amendment. Although Guarantor has been informed of the terms of this Amendment, Guarantor understands and agrees that Agent and Lenders have no duty to so notify Guarantor or to seek from Guarantor this or any future acknowledgment, consent or reaffirmation, and nothing contained in this Amendment shall create or imply any such duty as to any transactions, past or future.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

RGC MIDSTREAM, LLC

By:	/s/ Paul W. Nester
Name:	Paul W. Nester
Title:	President

By:	/s/ Timothy J. Mulvaney
Name:	Timothy J. Mulvaney
Title:	Vice President, Treasurer and Chief Financial Officer

RGC RESOURCES, INC.

By:	/s/ Paul W. Nester
Name:	Paul W. Nester
Title:	President

By:	/s/ Timothy J. Mulvaney
Name:	Timothy J. Mulvaney
Title:	Vice President, Treasurer and Chief Financial Officer

ATLANTIC UNION BANK, as Administrative Agent

By:	/s/ Aaron Metrick
Name:	Aaron Metrick
Title:	Senior Vice President

ATLANTIC UNION BANK, as a Lender

By:	/s/ Aaron Metrick
Name:	Aaron Metrick
Title:	Senior Vice President